Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904
Superior Well Services, Inc. Announces First Quarter Results
INDIANA, PENNSYLVANIA, May 11 — Superior Well Services, Inc. (NASDAQ: SWSI), a provider of wellsite solutions specializing in technical pumping and completion, down-hole surveying and fluid logistic services, today reported a net loss of $(14.7) million, or $(0.67) per diluted share for the first quarter of 2009, which ended March 31, 2009. The first quarter’s diluted loss per share compares to net income per share of $0.48 in the previous quarter and net income per share of $0.10 in the first quarter of 2008.
Revenue in the first quarter of 2009 was $122.3 million, a 24.4% decrease from the $161.7 million reported in the previous quarter and a 30.9% increase from the $93.4 million reported in the first quarter of 2008. Operating loss for the first quarter was $(19.1) million compared to $22.5 million of operating income reported in the previous quarter and $5.1 million of operating income reported in the first quarter of 2008. EBITDA, a non-GAAP financial measure, totaled $(1.1) million, as compared to $36.4 million reported in the previous quarter and $14.0 million reported in the first quarter of 2008. For our definition of EBITDA, please see footnote 1. For a reconciliation of EBITDA to net income, please see the information following the consolidated statement of operations included in this press release.
David Wallace, Chief Executive Officer, said, “The current economic recession and credit environment has lowered demand for energy resulting in significantly lower prices for crude oil and natural gas. North American drilling activity declined rapidly in the first quarter of 2009 with the U.S. rig count dropping 36% over this period. Rig counts have continued to decline, with the current level of 928 active rigs at a six year low. This decrease in activity, coupled with increased price competition, has led to higher sales discounts across our operating regions negatively impacting our operating margins.
The extent and duration of this cyclical downturn is uncertain. We have responded to this environment by implementing cost control measures including:
•	reducing our workforce by approximately 33% since the beginning of 2009;

•	initiating compensation and benefit reductions;

•	focusing on material cost reductions;

•	limiting discretionary spending; and

•	repositioning employees and equipment to take advantage of higher activity level areas.”
Stimulation, cementing, nitrogen, down-hole surveying, completion and fluid logistics revenues represented 65.0%, 13.6%, 5.7%, 3.1% and 7.4% of our total revenues of $122.3 million in the first quarter of 2009, respectively. Each of our operating regions had revenue increases compared to the first quarter of 2008, with the exception of the Appalachian region. The year-over-year revenue growth was a result of increased revenues from the Diamondback asset acquisition and increased activity levels at service centers that were established within the last twelve months (“New Centers”). New Centers and the Diamondback asset acquisition represented $9.7 million and $35.6 million of the revenue increases between the first quarter of 2009 compared to the first quarter of 2008, respectively. These increases were partially offset by the rapid decline in drilling activity in our operating regions. Drilling activity levels in most of our operating regions were significantly impacted by decreased oil and gas exploration and development spending. Demand for our services was impacted by a rapid and deep decline in drilling rig activity during the first quarter of 2009 as well as the weakened economic and credit markets. As a result, we experienced pricing erosion in all of our service offerings during the first quarter of 2009 compared to the first quarter of 2008. As a percentage of revenue, sales discounts increased 770 bps in 2009 as compared to 2008 due to increased capacity and increased competition in certain of our operating regions which resulted in significant downward pricing pressure on our service prices. New service centers historically have higher sales discounts than our established service centers because they typically price their services below competitors to initially penetrate new markets. All of our operating regions experienced higher sales discounts for the first quarter of 2009 compared to the first quarter of 2008. Our stimulation, nitrogen and cementing services continue to see the greatest downward pricing pressure. During the first quarter of 2009 we saw the negative impact from the elimination of fuel surcharges which we were receiving from our customers during the first quarter of 2008.

Cost of revenue increased 59.1% or $46.5 million for the first quarter of 2009 compared to the first quarter of 2008. As a percentage of net revenue, cost of revenue increased to 102.5% for the first quarter of 2009 from 84.3% for the first quarter of 2008 due to price increases that could not be pushed on to our customers due to the current competitive environment, lower labor utilization due to the drop in drilling activity and higher depreciation expenses. New Centers and the Diamondback asset acquisition represented approximately $9.9 million and $37.9 million of the cost of revenue increases between the first quarter of 2009 compared to the first quarter of 2008, respectively. As a percentage of net revenue, material costs, labor expense and depreciation increased in the first quarter of 2009 compared to the first quarter of 2008 by 6.1%, 6.7%, and 5.0%, respectively. Material costs as a percentage of gross revenues remained flat between the first quarter of 2009 compared to the first quarter of 2008. However, the year-over-year increase in material costs as a percentage of net revenue was due to a larger percentage of our services being performed in regions where material costs were discounted more heavily. Labor expenses as a percentage of revenues increased 6.7% to 28.1% in the first quarter of 2009 compared to the first quarter of 2008 because of lower utilization due to rapidly declining service demand as well as excess personnel costs maintained during the integration of the Diamondback asset acquisition. Depreciation expense increased 5.0% in the first quarter of 2009 compared to the first quarter of 2008 due to additional assets acquired through the Diamondback asset acquisition which have not been fully utilized. Additionally, the higher level of sales discounts during the first quarter of 2009 compared to the first quarter of 2008 impacts the comparability of the year-over-year increases for materials, labor and depreciation.
SG&A expenses increased 68.2% or $6.5 million for the first quarter of 2009 compared to the first quarter of 2008. As a percentage of revenue, SG&A expenses increased by 2.9% to 13.1% for the first quarter of 2009 from 10.2% for the first quarter of 2008. During the fourth quarter of 2008, we completed the Diamondback asset acquisition which increased SG&A expenses in the first quarter of 2009 by $4.7 million. As a percentage of revenue, the portion of labor expenses included in SG&A expenses increased 2.3% to 8.7% in the first quarter of 2009 compared to the first quarter of 2008 due to hiring personnel in connection with the Diamondback asset acquisition. Additionally, the higher level of sales discounts during the first quarter of 2009 compared to the first quarter of 2008 impacts the comparability of the year-over-year increases for labor.
Operating loss was $19.1 million for the first quarter of 2009 compared to operating income of $5.1 million for the first quarter of 2008, a decrease of 474.5%. As a percentage of revenue, operating loss decreased to (15.6%) in the first quarter of 2009 from 5.5% in the first quarter of 2008. The primary reason for this decrease was heavy pricing erosion due to the rapidly declining activity levels and lower labor utilization. New Centers and the Diamondback asset acquisition decreased operating income by approximately $0.8 million and $7.1 million in the first quarter of 2009 compared to the first quarter of 2008, respectively. EBITDA decreased $15.1 million in the first quarter of 2009 compared to the first quarter of 2008 to $(1.1) million. For a definition of EBITDA please see footnote 1. For a reconciliation of EBITDA to net income, please see the information following the consolidated statement of income included in this press release. Net income decreased $17.1 million to a net loss of $(14.7) million in the first quarter of 2009 compared to the first quarter of 2008 due to increased activity levels described above.
For the three months ended March 31, 2009, we made capital expenditures of approximately $9.4 million to purchase new and upgrade existing pumping and down-hole surveying equipment and for maintenance on our existing equipment base. We plan to continue to focus on minimizing our discretionary spending and limiting our capital expenditures given the current operating environment.
We will host a conference call on Monday, May 11th at 11:00 a.m. ET to review these results. To participate in the call, please dial 800-510-0219 and ask for the Superior Well Services, Inc. 2009 first quarter financial results conference call. The confirmation code for the meeting is 4539427. A replay of the call will be available through May 25th at 888-286-8010. The conference ID for the replay is 43893142.
A simultaneous webcast of the call may be accessed over the Internet at www.swsi.com using the investor relations section of the website. The webcast will be archived for replay on our website for 15 days.
Superior Well Services, Inc. (Nasdaq: SWSI — News) is an oilfield services company operating in many of the major oil and natural gas producing regions in the United States.
(1) We define EBITDA as net income plus interest, taxes, non-cash stock compensation expense, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. We have included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning our financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of EBITDA to net income following the consolidated statement of income included in this press release.

Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Superior based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Superior’s control, which may cause Superior’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to: a decrease in domestic spending by the oil and natural gas exploration and production industry; a decline in or substantial volatility of crude oil and natural gas commodity prices; current weakness in the credit and capital markets and lack of credit availability; overcapacity and competition in our industry; unanticipated costs, delays or other difficulties in executing our growth strategy, including difficulties associated with the integration of the Diamondback acquisition; the loss of one or more significant customers; the loss of or interruption in operations of one or more key suppliers; the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; and other factors detailed in our Securities and Exchange Commission filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the Securities and Exchange Commission, which are incorporated by reference.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended March 31,
	2008	2009
	(in thousands, except per share data)
Revenue	$93,441	$122,281	30.9%

Cost of revenue	78,778	125,320	59.1%

Gross profit (loss)	14,663	(3,039)	(120.7%)

Selling, general and administrative expenses	9,544	16,055	68.2%

Operating income (loss)	5,119	(19,094)	(473.0%)

Interest expense	177	3,176	1,694.4%

Other expense, net	(343)	(193)	(43.7%)

Income (loss) before income taxes	4,599	(22,463)	(588.4%)

Income taxes
Current	1,007	(12,286)	(1,320.0%)
Deferred	1,189	4,534	281.3%

	2,196	(7,752)	(453.0%)

Net income (loss) before dividends on preferred stock	$2,403	$(14,711)	(712.2%)

Dividends on preferred stock	—	(750)

Net income (loss) available to common stockholders	$2,403	$(15,461)	(743.4%)

Earnings (loss) per common share:

Basic	$0.10	$(0.67)	(770.0%)

Fully diluted	$0.10	$(0.67)	(770.0%)

Weighted average shares outstanding — basic	23,141,358	23,204,960
Weighted average shares outstanding — diluted	23,226,002	26,204,960
Revenue by operating region (amounts in thousands):

	Three Months Ended March 31,
	2008		2009
		Percent of		Percent of
Region	Revenue	Revenue	Revenue	Revenue
Appalachian	$35,826	38.3%	$30,574	25.0%
Southeast	17,139	18.3	21,403	17.5
Southwest	14,097	15.1	36,312	29.7
Mid-Continent	17,534	18.8	25,974	21.2
Rocky Mountain	8,845	9.5	8,018	6.6

Total	$93,441	100.0%	$122,281	100.0%

Revenue by primary categories of service type (amounts in thousands):

	Three Months Ended March 31,
	2008	2009	$ change	% change
Revenues by service type:
Stimulation	$55,267	$79,505	$24,238	43.9%
Cementing	21,476	16,595	(4,881)	(22.7)
Nitrogen	6,345	6,975	630	9.9

Technical pumping services	83,088	103,075	19,957	24.0
Down-hole surveying services	10,353	6,402	(3,951)	(38.2)
Completion services	—	3,797	3,797	100.0

Total technical services	93,441	113,274	19,803	21.2
Fluid logistics	—	9,007	9,007	100.0

Total revenue	$93,441	$122,281	$28,840	30.9%

Supplemental data (amounts in thousands):

	Three Months Ended
	March 31,
	2008	2009
Depreciation, amortization and accretion	$8,646	$17,485
Capital expenditures	27,652	9,356
Non-GAAP Financial Measures:
The following table presents a reconciliation of EBITDA with our net income for each of the periods indicated (amounts in thousands):

	Three Months Ended
	March 31,
	2008	2009
Reconciliation of EBITDA to Net Income:
Net income (loss)	$2,403	$(14,711)
Income tax expense	2,196	(7,752)
Interest expense	177	3,176
Stock compensation expense	615	737
Depreciation, amortization and accretion	8,646	17,485

EBITDA	$14,037	$(1,065)